Exhibit (a)(1)(I)

ZIPREALTY INC.

PAPER ELECTION FORM

Please review, complete and sign this form, then either (1) fax it to Option Exchange Administration at (866) 352-5784 or (2) email it to zip@sos-team.com before 9:00 p.m., Pacific Time, on July 24, 2009 (unless Zip extends this date). DELIVERY OF YOUR PAPER ELECTION FORM OTHER THAN BY FAX OR EMAIL, OR TO A NUMBER OTHER THAN THE FAX NUMBER ABOVE, WILL NOT CONSTITUTE VALID DELIVERY.

Election to Exchange Eligible Option(s)

For purposes of participating in the Exchange Offer, you hereby agree to tender your Eligible Option(s) as indicated below to ZipRealty by your check in the “Yes” box in the “Exchange Election” column. You understand that such Eligible Option(s) will be cancelled as of the date that (1) the Exchange Offer expires and (2) such Eligible Options are accepted by ZipRealty in exchange for a lesser number of new nonqualified stock options (the “New Options”) in accordance with the exchange ratios described in Section 3 (Delivery of Election Form) below. Please note that you must tender Eligible Options on a grant-by-grant basis. If you hold more than one Eligible Option and you only tender one Eligible Option in this Exchange Offer, you do not need to tender any other Eligible Options you may hold. You may not, however, tender an Eligible Option for less than all of the outstanding shares subject to that particular Eligible Option.

Eligible Option Grant No.	Grant Date of Eligible Option	Exercise Price per Share of Eligible Option	Outstanding Shares Subject to Eligible Option	Expiration Date of Eligible Option	Exchange Election
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No

Additional Terms and Conditions Applicable to this Election Form

1.	Defined Terms. Capitalized terms used but not defined in this Election Form have the meaning as defined in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options (the “Offer to Exchange”) that was filed with the Securities and Exchange Commission on June 26, 2009. Reference in this Election Form to “ZipRealty” or the “Company” mean ZipRealty, Inc.

2.	Expiration Date. The Option Exchange Program and your right to tender, or withdraw a tender of, your Eligible Options will expire at 9:00 p.m., Pacific Time, on July 24, 2009 or on a later date, if the Company extends the Option Exchange Program (the “Option Exchange Program Deadline”).

3.	Delivery of Election Form. If you intend to tender your Eligible Options under the Option Exchange Program using this Election Form you must complete and return this Election Form by the Option Exchange Program Deadline. Each Eligible Option you properly tender under the Option Exchange Program will entitle you to receive a New Option for a lesser number of shares, depending on the exercise price of the Eligible Option tendered, in accordance with the exchange ratios set forth in the table below:

Exercise Price	Exchange Ratio
$4.59 - $7.99	Two New Options in exchange for three Eligible Options
$8.00 or greater	One New Option in exchange for two Eligible Options

Any fractional right resulting from the application of the Exchange Ratio to a particular grant will be rounded down to the nearest whole number if the fractional right is less than 0.5 and will be rounded up to the nearest whole number if the fractional right is equal to or greater than 0.5, in each case on a grant-by-grant basis. For example, if you tender an Eligible Option to purchase 1,000 shares with an exercise price of $4.75, you will receive a New Option to purchase 667 shares (the resulting 0.67 fractional option share will be rounded up the nearest whole number). However, if you tender an Eligible Option to purchase 2,000 shares with an exercise price of $4.75, you will receive a New Option to purchase 1,333 shares (the resulting 0.33 will be canceled and no consideration will be paid to you for cancellation of that fractional option share).

Your election to participate in the Option Exchange Program will only be effective upon the Company’s receipt of this Election Form through the return methods described above or if you submit an election electronically via the Offer Website. ZipRealty will not accept delivery of an election to participate in the Option Exchange Program by any other means. You are responsible for ensuring that, if you wish to participate, you complete and acknowledge your participation by submitting an election via the Offer Website at https://ziprealty.equitybenefits.com or by returning this Election Form if you are not able to submit your election electronically via the Offer Website, and in either case, by the Option Exchange Program Deadline.

The Option Exchange Program is completely voluntary. You are not required to tender your Eligible Options for exchange.

If you do not receive an email from Option Exchange Administration confirming receipt of this Election Form within one business day after you have completed and acknowledged your participation and returned this form by fax or email to the fax number or email provided above, please email the Option Exchange Program administrator at zip@sos-team.com.

4.	Withdrawal of Election. You may withdraw your election to exchange your Eligible Options at any time prior to the Option Exchange Program Deadline. To withdraw your election to exchange an Eligible Option, you may log on to the Offer Website at https://ziprealty.equitybenefits.com or submit another paper election form (email the Option Exchange Program administrator at zip@sos-team.com or call [******] for another paper election form if you cannot log back on to the Offer Website) and submit a new election to exchange your Eligible Options. You may not rescind any withdrawal, and the Company will not consider any Eligible Option properly elected for exchange, unless your Eligible Option is properly re-elected before the Option Exchange Program Deadline by following the procedures described in Section 3 (Delivery of Election Form) above.

If you are using this form to withdraw a prior election as provided above, please list below each Eligible Option grant(s) as to which you withdraw your election to exchange under the Option Exchange Program. If you do not know which Eligible Option(s) you have elected to tender under the program, please contact Option Exchange Administration at the e-mail address listed above or call [******]. If you wish to withdraw your election as to ALL Eligible Options you have previously elected to exchange in the Option Exchange Program, please check the following box and do not complete the following table: ☐  (only check box if you do not wish to participate in the Option Exchange Program at all):

Eligible Option Grant No.	Grant Date of Eligible Option	Exercise Price per Share of Eligible Option	Outstanding Shares Subject to Eligible Option	Expiration Date of Eligible Option

NOTE: You must tender options on a grant-by-grant basis. You cannot withdraw a portion of a grant. If you wish to elect to tender other Eligible Option(s) in the Option Exchange Program, please request another election form from Option Exchange Administration at the e-mail address listed above, or by calling [******] .

5.	Irregularities. The Company will determine, in its discretion, all questions as to the validity, eligibility, including time of receipt, and acceptance of your election to exchange Eligible Options. The Company’s determination of these matters will be final and binding on all parties. The Company may reject any election to exchange an Eligible Option that its determines is not in appropriate form or that it determines would be unlawful to accept. Otherwise, the Company will accept properly and timely elected Eligible Options that are not validly withdrawn. The Company also reserves the right to waive any of the conditions of your election to exchange an Eligible Option or any defect or irregularity in your election to exchange an Eligible Option tendered before the Option Exchange Program Deadline. Your election to exchange an Eligible Option will not be valid until you have cured all defects or irregularities to the Company’s satisfaction or they have been waived by the Company before the Option Exchange Program Deadline. Neither the Company nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

6.	Conditional or Contingent Offers. The Company will not accept any alternative, conditional or contingent tenders.

ZipRealty encourages you to consult with your own legal, accounting and tax advisors if you have any questions about how the Option Exchange Program may impact your individual financial or tax situation and the consequences of participating or not participating in the Option Exchange Program.

By signing below, you understand and agree that:

a.	You are an employee of ZipRealty, Inc.

b.	You have received the Offer to Exchange, dated as of June 26, 2009.

c.	Upon acceptance by ZipRealty, your election to participate will constitute a binding agreement between ZipRealty and you with respect to all of your Eligible Options that are accepted for cancellation and exchange, unless you complete a later-dated election through the Offer Website or another paper election form with respect to your Eligible Options prior to the Option Exchange Program Deadline. If this election form is being used to withdraw a prior election to participate, your withdrawal will constitute a binding agreement between ZipRealty and you, unless you complete a later-dated election through the Offer Website or another paper election form with respect to your Eligible Options prior to the Option Exchange Program Deadline.

d.	Nothing in the Option Exchange Program modifies or changes your employment relationship with ZipRealty and that, subject to applicable law, if your employment with ZipRealty is terminated by you or ZipRealty voluntarily, involuntarily, or for any reason or no reason, on or before the Option Exchange Program Deadline, you will not have a right to the grant that you would have been eligible to receive under the Option Exchange Program.

e.	Under certain circumstances stated in the Offer to Exchange, ZipRealty may extend, amend, withdraw or terminate the Option Exchange Program and postpone its acceptance and cancellations of any Eligible Option that you have tendered for exchange. In any such event, you understand that the Eligible Options tendered by you for exchange but not accepted will remain in effect with their current terms and conditions.

f.	Your elections pursuant to this Election Form will survive your death or incapacity and will be binding on your heirs, personal representatives, successors and assigns.

Date: , 2009
Eligible Employee Signature

Eligible Employee Name (please print)

Eligible Employee Social Security or Taxpayer ID Number (please print)